SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 27, 2006

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

       Federal                        000-23601             16-1540137
----------------------------     ---------------------    ------------------
 (State or other jurisdiction  (Commission File No.)      (I.R.S. Employer
                                 of incorporation)        Identification No.)


       Registrant's telephone number, including area code:  (315) 343-0057
                                                            ---------------


                                 Not Applicable
         --------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

-----------------------------
Section  2  -  Financial  Information

Item  2.02

On October 27, 2006, Pathfinder Bancorp, Inc. issued a press release disclosing third quarter 2006 financial results. A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PATHFINDER  BANCORP,  INC.


Date:  October  27,  2006    By:  /s/  Thomas  W.  Schneider
                             -------------------------------
                             Thomas  W.  Schneider
                             President  and  Chief  Executive
                                Officer

EXHIBIT  INDEX

Earnings  release dated October 27, 2006 announcing September 30, 2006 earnings.




EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE

CONTACT:  Thomas  W.  Schneider  -  President,  CEO
          James  A.  Dowd  -  Vice  President,  CFO
          Telephone:  (315)  343-0057





            PATHFINDER BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Oswego, New York, October 27, 2006 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) reported net income of $170,000, or $0.07 per share, for the three months ended September 30, 2006 as compared to $116,000, or $0.05 per share for the same period in 2005. For the nine months ended September 30, 2006, the Company reported net income of $713,000, or $0.29 per share, compared to $499,000, or $0.20 per share, for the same period in 2005.

"An earnings improvement of approximately 43% over the first nine months of 2006 is a result of the positive execution of a number of our strategic initiatives", stated Thomas W. Schneider, President and CEO. "We are progressing with our plans to restructure our balance sheet through the growth of commercial loans; control our costs; and increase our non-interest income. Over the past 9 months, commercial loans have risen 15%, operating expenses have been reduced 4% and core non-interest income has grown 9%."

"Earnings, however, are still well below our performance objectives and expectations," Mr. Schneider continued. "Even with a pause by the Federal Reserve Bank in raising Fed Fund target rates, we expect net-interest margin compression to continue over the next 6 months and we expect to progress in our strategic plan to combat these forces in the near term and produce added value over the intermediate and long term."

Net interest income for the quarter ended September 30, 2006 decreased 7% when compared to the same period during 2005. Interest expense increased $283,000, or 17%, partially offset by an increase in interest income of $138,000, or 4%. Net interest rate spread decreased to 2.91% for the third quarter of 2006 from 3.06% for the same period in 2005. Average interest-earning assets decreased 3% to $270.3 million in the quarter ended September 30, 2006 as compared to $279.6 million in the quarter ended September 30, 2005, while the yield on those assets increased 40 basis points to 5.94% compared to 5.54% for the same period in 2005. The decrease in average earning assets is primarily attributable to a $14.4 million decrease in average investment securities, partially offset by a $5.0 million, or 3%, increase in average loans receivable. Average interest-bearing liabilities decreased $9.7 million, while the cost of funds increased 54 basis points to 3.03% from 2.49% for the same period in 2005. The decrease in the average balance of interest-bearing liabilities resulted primarily from an $8.3 million, or 19%, reduction in borrowed funds, and a $4.8 million, or 6%, reduction in average deposits. The reduction in borrowed funds is primarily attributable to the pay off of several short-term advances in the fourth quarter of 2005 and the third quarter of 2006. The reduction in deposits principally occurred in the municipal money management accounts due to the cyclical nature of the tax collections and expenditures of local municipal entities.

The sharp increase in cost of funds can be attributed to the 175 basis point increase in short-term interest rates over the past 12 months, combined with a $8.2 million deposit migration from lower earning savings accounts to higher yielding certificates of deposit.

Provision for loan losses for the quarter ended September 30, 2006 decreased 100% from the same period in 2005. The Company's ratio of allowance for loan losses to period end loans has decreased to 0.83% at September 30, 2006 from 0.97% at September 30, 2005. Nonperforming loans to period end loans have decreased to 0.69% at September 30, 2006, compared to 0.88% at September 30, 2005. Overall, asset quality has improved significantly over the past two years through a combination of tightened credit administration and more robust collection activities.

Non-interest income, net of gains and losses from the sale of securities, loans and foreclosed real estate, decreased 4% to $573,000 for the quarter ended September 30, 2006 compared to $599,000 for the same period in the prior year. The decrease in non-interest income is primarily attributable to decreases in service charges on deposit accounts, loan servicing fees and other charges, commissions and fees of $18,000, $6,000, $8,000, respectively. These decreases were offset by an increase in earnings on bank owned life insurance of $6,000.

Operating expenses decreased 4% to $2.4 million for the quarter ended September 30, 2006 compared to $2.5 million for the quarter ended September 30, 2005. During the third quarter of 2006, professional and other services, other expenses and building occupancy decreased $51,000, $44,000 and $27,000, respectively. These decreases were offset by increases of $17,000 and $3,000 in salaries and employee benefits and data processing expenses, respectively. The decrease in professional and other expenses was primarily due to costs associated with a company wide leadership training program and process improvement initiatives that occurred in 2005. The decrease in other expenses was primarily attributable to lower expenses on other real estate owned, a reduction in office supplies and a reduction in costs associated with no cost closing loans. The decrease in building occupancy was primarily due to a reduction of machine maintenance expenses and expenses associated with branch facility improvements that did not recur in 2006.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.


This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.


                                                PATHFINDER BANCORP, INC.
                                                  FINANCIAL HIGHLIGHTS
                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                              For the three months             For the nine months
                                                              ended September 30,              ended September 30,
                                                                  (Unaudited)                       (Unaudited)
-----------------------------------------------------------------------------------------------------------------------
                                                                2006            2005             2006             2005
-----------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Interest income                                       $        3,967   $       3,829   $       11,764   $       11,314
Interest expense                                               1,910           1,627            5,511            4,652
                                                      ---------------  --------------  ---------------  ---------------
Net interest income                                            2,057           2,202            6,253            6,662
Provision for loan losses                                          -              91               23              229
                                                      ---------------  --------------  ---------------  ---------------
Net interest income after provision for loan losses            2,057           2,111            6,230            6,433
Other income                                                     544             449            1,743            1,484
Other expense                                                  2,391           2,493            7,112            7,423
                                                      ---------------  --------------  ---------------  ---------------
Income before taxes                                              210              67              861              494
Provision for income taxes                                        40             (49)             148               (5)
                                                      ---------------  --------------  ---------------  ---------------
Net income                                            $          170   $         116   $          713   $          499
                                                      ===============  ==============  ===============  ===============

KEY EARNINGS RATIOS
Return on average assets                                        0.23%           0.15%            0.32%            0.22%
Return on average equity                                        3.21%           2.16%            4.53%            3.10%
Return on average tangible equity (A)                           3.98%           2.71%            5.64%            3.90%
Net interest margin (tax equivalent)                            3.11%           3.21%            3.12%            3.24%


SHARE AND PER SHARE DATA
Basic weighted average shares outstanding                  2,463,482       2,461,328        2,463,250        2,453,744
Basic earnings per share                              $         0.07   $        0.05   $         0.29   $         0.20
Diluted earnings per share                                      0.07            0.05             0.29             0.20
Cash dividends per share                                      0.1025          0.1025           0.3075            3.075
Book value per share                                               -               -             8.67             8.76

                                                         (Unaudited)                      (Unaudited)      (Unaudited)
                                                       September 30,    December 31,    September 30,    September 30,
                                                                2006            2005             2005             2004
                                                      ---------------  --------------  ---------------  ---------------
SELECTED BALANCE SHEET DATA
Assets                                                $      298,003   $     296,948   $      303,076   $      303,029
Earning assets                                               268,550         266,198          272,290          274,207
Total loans                                                  197,463         189,568          185,459          187,788
Deposits                                                     237,921         236,377          240,852          236,731
Borrowed Funds                                                30,660          31,360           32,360           35,360
Trust Preferred Debt                                           5,155           5,155            5,155            5,155
Shareholders' equity                                          21,365          20,928           21,578           21,953

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans              0.06%           0.24%            0.18%            0.17%
Allowance for loan losses to period end loans                   0.83%           0.89%            0.97%            1.00%
Allowance for loan losses to nonperforming loans              120.58%          99.94%          109.75%           63.94%
Nonperforming loans to period end loans                         0.69%           0.89%            0.88%            1.57%
Nonperforming assets to total assets                            0.62%           0.82%            0.85%            1.06%


(A) Tangible equity excludes intangible assets